FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-142934
January 20, 2010

Nordic Investment Bank
US$1,000,000,000 1.625% Global Notes due January 28, 2013
Final Term Sheet
Final Terms and Conditions as of January 20, 2010

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$1,000,000,000 SEC Registered Global
Coupon:	1.625% per annum, on a semi-annual basis
Interest Payment Dates:	January 28 and July 28 in each year, starting on July 28, 2010
Maturity:	January 28, 2013
Settlement:	January 28, 2010
Public Offering Price:	99.752%
Benchmark:	UST 1.375% January 2013
Benchmark Yield:	1.426%
Lead Managers:	Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, HSBC Bank plc and J.P. Morgan Securities Ltd.
Co Lead Managers:	Credit Suisse Securities (Europe) Limited, Nordea Bank Danmark A/S and Nomura International plc
Denominations:	US$100,000 and integral multiples of US$1,000 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000095012309055306/0000950123-09-055306-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012309017072/0000950123-09-017072-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697309000291/0001156973-09-000291-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007416/0000950123-07-007416-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000824/0001156973-07-000824-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 (toll free), Deutsche Bank AG, London Branch at 1-800-503-4611 (toll free), HSBC Bank plc at +44 (0) 207 991 1423 or J.P. Morgan Securities Ltd. at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.